[redacted]

Benchmark REALTY LLC

COUNTER OFFER #1

This is a Counter Offer from ☐ Seller to Buyer OR ☐ Buyer to Seller

Seller Name: [redacted] **Seller Name:** [redacted]

Buyer Name: Arrived Acquisitions **Buyer Name:** ______

The undersigned agree to and accept the Purchase and Sale Agreement with an offer date of 03/15/2022 **for the purchase of real property commonly known as:**

3736 Gray Fox Drive, Clarksville, TN 37040

Address, City, State, Zip

With the following exceptions:

Line 4; Sellers names to be: Paul Everhart and Stephanie Everhart

Line 26; TV Wall mounts in living room do not convey

Line 39; Purchase Price to be $325,000.00 U.S Dollars

Line 150; Sellers Closing agency: Tennessee Title, Address: 112 Center Court, Suite A Clarksville, TN 37040

Line 327; check box to be included: Buyer waives the option to request items to be repaired/replaced under D (3) and there shall be no resolution period. Buyer retains the right to perform Buyer's Inspections and to timely furnish Seller with a list of written specified objections and immediately terminate this Agreement as provided in D (1) above or accept the Property in its present AS IS condition as provided under D (2) above.

Special Stipulations; Sale will close on 4/7/2022, and seller will rent back at a rate of $1,500.00 a month starting 5/1/2022 per month until 5/31/2022. (Rental period of 4/7/2022 thru 4/30/22 is free to seller)

ALL OTHER TERMS AND CONDITIONS OF THE ORIGINAL ATTACHED PURCHASE AND SALE AGREEMENT ARE ACCEPTABLE TO THE UNDERSIGNED. ALL TERMS AND CONDITIONS PROPOSED IN PREVIOUS COUNTER OFFERS, IF ANY, ARE NOT INCLUDED IN THIS COUNTER OFFER UNLESS RESTATED HEREIN.

This Counter Offer form will not be a part of the Purchase and Sale Agreement and be binding until accepted and signed by all parties.

Until notice of acceptance is delivered the subject Property is still on the market for sale, and this offer may be revoked at any time with notice, and the Property may be sold to any other party.

Time Limit of Offer: This Offer may be withdrawn at any time before acceptance with notice. Offer terminates if not accepted by 10 o'clock ☑am/☐pm, local time, on the 16th day of March, 2022.

[redacted] dotloop verified 03/15/22 7:06 PM CDT 7ICK-OIYR-8CQU-BWUP

Seller/Buyer *(Party making counter offer)* *DATE*

[redacted] dotloop verified 03/15/22 7:06 PM CDT OQ3T-HDLB-D2DB-MQG8

Seller/Buyer *(Party making counter offer)* *DATE*

The undersigned has received and

☑ **ACCEPTED** this offer

☐ **REJECTED** this offer

☐ **COUNTERED** this offer with Counter Offer # ______

A[redacted]ay of ______, ______

Seller/Buyer *(Responding Party)* Seller/Buyer *(Responding Party)*

Acknowledgement of Receipt [redacted] dotloop verified 03/16/22 9:36 AM CDT EBRP-6VH7-6HKX-R1GL wledges receipt of the final accepted offer on ______ at [redacted] ed to as the Binding Agreement Date for purposes of establishing performance deadlines as set forth in the Agreement.

NOTE This form is provided by Tennessee REALTORS® to its members for their use in real estate transactions and is to be used as is. By downloading and/or using this form, you agree and covenant not to alter, amend, or edit said form or its contents except as where provided in the blank fields, and agree and acknowledge that any such alteration, amendment or edit of said form is done at your own risk. Use of the Tennessee REALTORS® logo in conjunction with any form other than standardized forms created by Tennessee REALTORS® is strictly prohibited. This form is subject to periodic revision and it is the responsibility of the member to use the most recent available form.